CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of First Trust Exchange-Traded Fund:

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-125751 of First Trust Dow Jones Select MicroCap Indexsm Fund on Form N-1A of our report dated February 17, 2006, relating to the financial statements and financial highlights of First Trust Dow Jones Select MicroCap Indexsm Fund. We also consent to the references to us under the captions "Financial Highlights" in the Prospectus and "Miscellaneous Information" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

Chicago, Illinois

April 27, 2006